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Exhibit 14.3

TRANSALTA CORPORATION

Code of Business Conduct for Directors

Directors have a duty to manage or supervise the management of, the business and affairs of the Corporation. In carrying out this duty the Corporation expects directors to act honestly and in good faith with a view to the best interests of the Corporation. To this end the Board of Directors has committed itself to maintaining a high standard of Corporate Governance which incorporates as its basis principles of good conduct and high ethical behavior.

To discharge their duties the Directors have adopted the following principles for business conduct and ethical behavior.

Compliance with Law

The Directors shall conduct all their business and affairs in compliance with applicable laws, rules and regulations and shall encourage and promote such behaviors for themselves, officers and employees.

Conflicts of Interest

Directors shall conduct their business and affairs in a manner that ensures their private or personal interests do not interfere or appear to interfere, with the interests of the Corporation including conflicts relative to personal, financial or other gain. Should conflicts arise, or be perceived to arise, directors shall immediately make full disclosure in an appropriate manner and the disclosing Director shall not participate in any decision or action in which there is a real or apparent conflict.

Fair Dealing

The Corporation adheres to a policy of Fair Dealing in all its undertakings. Directors shall endeavor to deal fairly with the Corporation's customers, suppliers, competitors and employees. Taking unfair advantage through manipulation, concealment, abuse of privilege, misrepresentation and other unfair dealing practices is unacceptable.

Confidentiality

Directors shall maintain the confidentiality of information entrusted to them except in circumstances where disclosure is authorized or legally mandated. Confidential information shall not be used for personal gain and Directors shall adhere to the Corporation's policy on Insider Trading.

Protection and Proper Use of Corporate Assets

Directors shall ensure that the Corporation's assets are protected and properly and efficiently used for legitimate business purposes.

Corporate Opportunities

Directors owe a duty to advance the Corporation's legitimate interests whenever an opportunity arises and are prohibited from:

  a)
      Taking personal advantage of opportunities discovered through the use of corporate assets, property, information of their position;

  b)
      Using or deploying corporate assets, property, information or their position for personal gain; and

  c)
       Competition with the Corporation.

Incident Reporting

Directors are encouraged to promote ethical behavior in all things they do and to encourage the Corporation's officers or leaders to talk with employees about ethical behaviours.

The Directors on behalf of the Corporation will not allow any retaliation by officers or leaders in respect of reports made in good faith by any employee.

Waivers

Directors whose conduct or actions has failed to meet or whose future conduct or actions may not meet the principles and standards set out in this Code of Business Conduct must report such failure or anticipated failure immediately, requesting a waiver, to the Nominating & Corporate Governance Committee of the Board of Directors. The Nominating & Corporate Governance Committee shall examine the circumstances related to the waiver and make an appropriate recommendation to the Board of Directors. Any determination of the Board of Directors that noncompliance with the Code of Business Conduct has occurred or that, under the circumstances, a waiver be granted, shall be reported promptly to the shareholders by filing such determination with securities regulators.

Annual Review

Annually, the Corporation expects each Director to review this Code of Business Conduct and to satisfy themselves that they have adhered to the stated principles and standards or, if they have failed to do so, to ensure such non-compliance has been reported to the Board of Directors.

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  Exhibit 14.3
Code of Business Conduct for Directors